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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Doane Pet Care Company:


We consent to the incorporation by reference in the registration statement on Form S-3 (Nos. 333-43643 and 333-70759) of Doane Pet Care Company of our report dated February 14, 2003, except as to Note 26, which is as of February 28, 2003, with respect to the consolidated financial statements of Doane Pet Care Company and Subsidiaries as of December 29, 2001 and December 28, 2002 and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 28, 2002, which report is included in the Annual Report of Doane Pet Care Company on Form 10-K for the year ended December 28, 2002. Our report refers to a change in accounting for goodwill and other intangible assets.




Nashville, Tennessee
February 28, 2003